Schedule 14A Information

                           Proxy Statement Pursuant to
                              Section 14(a) of the
                         Securities Exchange Act of 1934
                              (Amendment No. _____)

Filed by the Registrant    |X|

Filed by a Party other than the Registrant   | |

Check the appropriate box:

| |  Preliminary Proxy Statement

| | Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

|X|  Definitive Proxy Statement

| |  Definitive Additional Materials

| |  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

     Capital Associates, Inc.
     --------------------------------------------
     (Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

| |  $125 per Exchange Act Rules 0-11(c)(1)(ii) or 14a-6(i)(1), or 14a-6(i)(2)

| |  $500 per each party to the controversy pursuant to Exchange Act  Rule 14a-6
     (1)(3)

| |  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)and 0-11

(1)  Title of each class of securities to which transaction applies: ___________

(2)  Aggregate number of securities to which transaction applies:_______________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):_______________________________

(4)  Proposed maximum aggregate value of transaction:___________________________

(5)  Total fee paid:

| |  Fee paid previously with preliminary materials

     | | Check box if any part of the fee is offset as provided by Exchange  Act
         Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

         -----------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------

     (3) Filing Party:

         -----------------------------------------------------------------------

     (4) Date Filed:

         -----------------------------------------------------------------------

                            CAPITAL ASSOCIATES, INC.
                           7175 WEST JEFFERSON AVENUE
                            LAKEWOOD, COLORADO 80235

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 24, 1997


To the Stockholders of
Capital Associates, Inc.:

            The 1997 Annual Meeting of Stockholders (the "Annual Meeting") of Capital Associates, Inc., a Delaware corporation (the "Company"), will be held on Friday, October 24, 1997, starting at 8:30 a.m. (local time), in the Hampden Room of the Holiday Inn, 7390 West Hampden Avenue, Lakewood, Colorado 80235, for the following purposes:

            1. To elect six directors of the Company to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified.

            2. To ratify and approve the Rights Agreement of the Company.

            3. To ratify the selection by the Board of Directors (the "Board") of KPMG Peat Marwick LLP as independent auditors of the Company for the 1998 fiscal year.

            4. To transact such other business as may properly come before the Annual Meeting, or any adjournment(s) or postponement(s) thereof.

            The Board has fixed the close of business on Friday, September 19, 1997, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination during normal business hours by any stockholder of the Company, for any purpose germane to the Annual Meeting, for a period of ten (10) days prior to the Annual Meeting at the Company's offices located at the address set forth above.

            A copy of the Company's Annual Report for the fiscal year ended May 31, 1997, a Proxy Statement and a proxy card accompany this notice. These materials are first being sent to stockholders on or about September 26, 1997.

            Stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, please complete and sign the enclosed proxy card and return it promptly. If you choose, you may still vote in person at the Annual Meeting even though you previously submitted a proxy card.

                                         By Order of the Board of Directors,

                                         PHILIP J. TEIGEN
                                         Secretary
Lakewood, Colorado
September 26, 1997

                            CAPITAL ASSOCIATES, INC.
                           7175 WEST JEFFERSON AVENUE
                            LAKEWOOD, COLORADO 80235


                                 PROXY STATEMENT


                         ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON FRIDAY, OCTOBER 24, 1997


            This Proxy Statement and the accompanying proxy card are being furnished to the stockholders of the Company, in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company (the "Board") for use at the Company's 1997 Annual Meeting of Stockholders to be held on Friday, October 24, 1997, at 8:30 a.m. (local time), in the Hampden Room of the Holiday Inn, 7390 Hampden Avenue, Lakewood, Colorado, and at any adjournment(s) or postponement(s) thereof (the "Annual Meeting"). This Proxy Statement, the accompanying proxy card and the Company's Annual Report (the "Annual Report") for the fiscal year ended May 31, 1997 ("Fiscal 1997"), are first being mailed to stockholders on or about September 26, 1997. The Annual Report is not to be considered a part of the Company's proxy solicitation materials.


                            PURPOSE OF ANNUAL MEETING

            At the Annual Meeting, stockholders will be asked to (1) elect six directors of the Company to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified; (2) ratify and approve the Company's Rights Agreement (the "Rights Plan"); (3) ratify KPMG Peat Marwick LLP as the Company's auditors for the year ending May 31, 1998 ("Fiscal 1998"); and (4) transact such other business as may properly come before the Annual Meeting.

            The Board recommends a vote "FOR" (1) the election of the six nominees for directors of the Company listed below, (2) ratification and approval of the Rights Plan and (3) ratification of KPMG Peat Marwick LLP as the Company's auditors for Fiscal 1998.


                            QUORUM AND VOTING RIGHTS

            The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Only stockholders of record at the close of business on Friday, September 19, 1997 (the "Record Date"), will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 5,013,006 shares of Common Stock outstanding and entitled to vote. Holders of Common Stock as of the Record Date are entitled to one vote for each share held.

            All shares of Common Stock represented by properly executed proxies will, unless such proxies have previously been revoked, be voted in accordance with the instructions indicated in such proxies. If no such instructions are indicated, such shares will be voted in favor of (i.e., "FOR") (1) the election of the six nominees for directors of the Company listed below, (2) ratification and approval of the Rights Plan and (3) ratification of KPMG Peat Marwick LLP as the Company's auditors for Fiscal 1998. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting and constituting a quorum is required for the election of directors, approval of the Rights Plan and ratification of the Company's auditors. Broker non-votes will not be counted as shares present for quorum purposes, for purposes of the matters not voted on by the brokers and will not be counted for any purpose in determining whether such a proposal has been approved. Abstentions will be counted as shares present for quorum purposes, but otherwise will count as a vote against the applicable proposal.

            Any stockholder executing a proxy has the power to revoke such proxy at any time prior to its exercise. A proxy may be revoked by (1) filing with the Company a written revocation of the proxy, (2) appearing at the Annual Meeting, revoking the proxy, if any, and casting a vote in person or (3) submitting a duly executed proxy bearing a later date.

            The cost of preparing, printing, assembling and mailing this Proxy Statement and other material furnished to stockholders in connection with the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, officers, directors and regular employees of the Company may solicit proxies by written communication, telephone, telegraph or personal call. These persons are to receive no special compensation for any solicitation activities. The Company will reimburse banks, brokers and other persons holding Common Stock in their names, or those of their nominees, for their expenses in forwarding proxy solicitation materials to beneficial owners of Common Stock.


                              ELECTION OF DIRECTORS

NOMINEES

            The Board currently consists of six members: William H. Buckland, James D. Edwards, Gary M. Jacobs, Dennis J. Lacey, Robert A. Sharpe II and James
D. Walker. All of the directors were elected at the 1996 annual meeting of stockholders of the Company (the "1996 Annual Meeting").

            The Board proposes that the six individuals listed below as nominees be elected as directors of the Company to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. Each nominee has consented to serve if elected to the Board. In the event that any nominee is unable to serve as a director at the time of the Annual Meeting (which is not expected), proxies with respect to which no contrary direction is made will be voted "FOR" such substitute nominee as shall be designated by the Board to fill the vacancy.

            The names of the nominees, their ages at the Record Date and certain other information about them are set forth below:


         Nominee           Age     Position(s) with Company     Director Since
         -------           ---     ------------------------     --------------

   William H. Buckland      52             Director                  1995
    James D. Edwards        57             Director                  1987
     Gary M. Jacobs         50             Director           1978-1990 and 1994
     Dennis J. Lacey        44     Chief Executive Officer,          1991
                                    President and Director
   Robert A. Sharpe II      39             Director                  1996
     James D. Walker        52    Chairman of the Board and          1994
                                           Director

            Mr. Buckland has been Chairman of the Board, Secretary, Treasurer, a director and 50% stockholder of MCC Financial Corporation, an aircraft and equipment lessor ("MCC"), since May 1988. Immediately prior to the purchase of MCC in 1988, Mr. Buckland held, from 1978 to 1988, a number of executive positions at Fairchild Industries, Inc. Mr. Buckland is also a director of MCC Aircraft Leasing I, Inc., MCC World Aviation Associates, Inc., and Capital Associates International, Inc., a wholly-owned subsidiary of the Company ("CAII").

            Mr. Edwards has been retired since 1995.  From May 1989 to May 1995,
Mr. Edwards was President, Chief Executive Officer and a director of Tricord Systems, Inc., a computer hardware and software development firm. From 1987 to 1989, Mr. Edwards was President and Chief Executive Officer of Telwatch, Inc., a telecommunications firm. From 1983 to 1987, Mr. Edwards held various executive positions with AT&T, including President of AT&T Computer Systems. Prior to 1983, Mr. Edwards held executive positions with IBM Corporation, Xerox Corporation and Bausch & Lomb. Mr. Edwards is also a director of Chatcom, Inc. and CAII.

            Mr. Jacobs has been Executive Vice President and Secretary of Corporate Express, Inc., an office products supply company ("CEI") since July 1995. From 1992 to July 1995, Mr. Jacobs was also Chief Financial Officer of CEI. From 1990 through November 1992, Mr. Jacobs served as the President and Chief Executive Officer of Boulder Retail Finance Corporation, an investment firm controlled by Mr. Jacobs. From 1978 through mid-1990, Mr. Jacobs served as Executive Vice President and in various other senior executive positions with the Company and CAII. Prior to joining the Company, Mr. Jacobs served as a director of finance for Storage Technology Corporation, a company which manufactures computer peripheral devices. Mr. Jacobs served as a director of the Company and CAII from 1978 through mid-1990 and is currently a director of Boulder Retail Finance Corporation and CAII.

            Mr. Lacey has been the President and Chief Executive Officer of the Company since September 6, 1991. Mr. Lacey joined the Company as Vice President, Operations, in October 1989, and was appointed Treasurer in January 1991, Chief Financial Officer in April 1991 and a director in July 1991. Prior to joining the Company, Mr. Lacey was an audit partner for the public accounting firm of Coopers & Lybrand. Mr. Lacey is also a director and senior officer of CAII, CAI Equipment Leasing I Corp., CAI Equipment Leasing II Corp., CAI Equipment Leasing III Corp., CAI Equipment Leasing IV Corp., CAI Equipment Leasing V Corp., CAI Leasing Canada, Ltd., CAI Partners Management Company, CAI Securities Corporation, CAI Lease Securitization I Corp., CAI-UBK Equipment Corp., Capital Equipment Corporation and Capital Associates International de Mexico S. de R.L. de C.V.(collectively referred to herein as the "CAI Affiliates"), all of which are first- or second-tier wholly-owned subsidiaries of the Company. Mr. Lacey is also a director of Guaranty National Corporation.

            Mr. Sharpe has been Executive Vice President of Fairchild Fasteners, a fastener manufacturer, since July 1996. From July 1994 through June 1996, Mr. Sharpe was Vice President, Corporate Development of Smithfield Foods, Inc, a food processor. Prior to joining Smithfield Foods, Inc., Mr. Sharpe had a ten year career in corporate banking. From 1987 through June 1994, Mr. Sharpe served in a number of capacities at NationsBank Corporation, a bank holding company, including Senior Vice President in charge of Mid-Atlantic Corporate Banking relationships for NationsBank Corporation. Mr. Sharpe is also a director of the Fairchild Corporation and CAII.

            Mr. Walker has been President, Chief Executive Officer, a director and 50% stockholder of MCC since May 1988. Prior to that time, Mr. Walker was involved in equipment lease management with Thomson McKinnon Securities and Finalco, Inc. Prior to that, Mr. Walker held marketing and engineering positions with IBM Corporation and TRW, Inc. Mr. Walker is also a director of MCC Aircraft Leasing I, Inc., MCC World Aviation Associates, Inc., and CAII.

BOARD COMMITTEES AND MEETINGS

            The Board held a total of four (4) regular meetings during Fiscal 1997 and no special meetings. The Board currently has an Audit and Finance Committee, Compensation and Operations Committee, Nominating Committee and Executive Committee. During the period October 1996 through May 1997, the Company also had a Special Committee which completed its work in May 1997.

            The  Audit and Finance  Committee,  consisting of Messrs.  Buckland,
Jacobs, Lacey and Sharpe, held a total of four (4) meetings during Fiscal 1997. The Audit and Finance Committee recommends selection of the Company's independent auditors and is primarily responsible for reviewing recommendations made by the Company's independent auditors, evaluating the Company's adoption of such recommendations and evaluating, and making recommendations with respect to, the Company's internal audit functions and certain finance matters. Mr. Jacobs currently serves as the Chairman of the Audit and Finance Committee.

            From June through October 1996, the Compensation and Operations Committee consisted of Messrs. Edwards, Patton (who did not stand for reelection at the 1996 Annual Meeting) and Walker. After October 1996, the Compensation and Operations Committee consisted of (and currently consists of) Messrs. Edwards, Lacey and Walker. The Compensation and Operations Committee held a total of four
(4) meetings during Fiscal 1997. The Compensation and Operations Committee is responsible for initiating, evaluating and recommending to the Board amendments to the Company's compensation plans and overseeing certain operations matters. Mr. Edwards currently serves as the Chairman of the Compensation and Operations Committee.

            From June through October 1996, the Nominating Committee consisted of Messrs. Lacey, Patton (who did not stand for reelection at the 1996 Annual Meeting) and Walker. After October 1996, the Nominating Committee consisted of (and currently consists of ) Messrs. Lacey, Sharpe and Walker. The Nominating Committee held two (2) meetings during Fiscal 1997. The Nominating Committee recommends to the Board nominees for appointment to the Board and nominees for the slate of directors to be voted on by the Company's stockholders at the annual meetings. On May 2, 1997, the Nominating Committee approved and recommended to the Board, and the Board ratified and approved, the slate of directors nominated for election at the Annual Meeting. The Nominating Committee will consider nominees recommended by stockholders in accordance with the procedures described in "Stockholder Proposals" below. Mr. Walker currently serves as the Chairman of the Nominating Committee.

            During Fiscal 1997, the Executive Committee consisted (and currently consists) of Messrs. Buckland, Lacey and Walker. The Executive Committee held a total of twelve ( 12 ) meetings during Fiscal 1997. The Executive Committee is responsible for (1) overseeing, reviewing and consulting with senior management, and approving certain actions of senior management, concerning the execution and implementation of the Company's business plan, (2) approving certain material lease transactions, (3) approving promotions and compensation adjustments for all employees below the senior vice president level and (4) performing such other duties as may be assigned to it by the Board from time to time.

            In June 1996, the Board established a Special Committee, consisting of Messrs. Edwards, Jacobs and Sharpe, to review proposed changes to the compensation for non-employee members of the Executive Committee. This Special Committee held two (2) meetings during Fiscal 1997.

            During Fiscal 1997, all directors (including Mr. Patton through the date of his term ended) attended 75% or more of the aggregate number of regular meetings of the Board, and all members of the Audit and Finance Committee, Compensation and Operations Committee, Nominating Committee, Executive Committee and Special Committee attended 75% or more of the aggregate number of their respective committee meetings (except for Mr. Sharpe, who was only able to attend one (1) of the two (2) Special Committee meetings).

DIRECTOR COMPENSATION

            The Board amended and restated the Company's Board of Directors Compensation Policy in Fiscal 1996 (the "Amended Policy"), effective on and as of October 26, 1995. Pursuant to the Amended Policy, the Company pays each director who is not an officer of the Company (a "Non-Employee Director") (1) a $3,750 quarterly retainer ($5,000 in the case of the Chairman of the Board), (2) $1,000 for each Board meeting attended, (3) $1,000 for each committee meeting (other than Executive Committee meetings) attended, (4) consulting fees for consulting services at a rate approved by the Board, and (5) all reasonable out-of-pocket expenses of attending such meetings and performing any consulting services for the Company.

            Pursuant to Consulting Agreements with Messrs. Buckland and Walker, dated as of June 1, 1996, the Company paid $187,500 and $250,000, respectively, for services rendered during Fiscal 1997. In addition, per the Consulting Agreements, the Board's Special Committee determined the form of incentive compensation for Messrs. Buckland and Walker for Fiscal 1997. The Board's Special Committee decided to provide such incentive compensation to each of Messrs. Buckland and Walker through the Company's assignment to each of a
2.70735 percent interest in the residual proceeds derived from equipment subject to equipment leases with General Motors that originated from June 1, 1995 through May 31, 1997. Such residual proceeds will be realized and paid over approximately seven (7) years. The assignments of these interests in the residual proceeds are in the form of the Company's non-recourse residual sharing notes. In Fiscal 1997, the Company accrued an estimated expense of $50,500 for each of the residual sharing notes, reducing the Company's book value for these residuals to reflect this assigned interest to Messrs. Buckland and Walker.

            The following table sets forth the amount of quarterly retainer fees, meeting fees, Executive Committee fees, consulting fees and total fees paid to each of the Non-Employee Directors who served as directors at any time during Fiscal 1997:

====================================================================================================================================
    Directors                  Quarterly Retainer        Meeting Fees       Prior Year Fees      Consulting Fees(1)        Total(2)
    ---------                  ------------------        ------------       ---------------      ------------------        --------
------------------------------------------------------------------------------------------------------------------------------------
William H. Buckland               $   15,000              $  8,000 (5)        $      0              $  187,500             $ 210,500
------------------------------------------------------------------------------------------------------------------------------------
James D. Edwards                  $   15,000              $ 10,000 (6)        $      0              $        0             $  25,000
------------------------------------------------------------------------------------------------------------------------------------
Gary M. Jacobs                    $   15,000              $ 10,000 (7)        $ 27,000              $        0             $  52,000
------------------------------------------------------------------------------------------------------------------------------------
William B. Patton, Jr.            $    5,976 (3)          $  3,000 (8)        $ 38,075              $        0             $  47,051
------------------------------------------------------------------------------------------------------------------------------------
Robert A. Sharpe II               $   15,000              $  7,000 (9)        $  2,000              $        0             $  24,000
------------------------------------------------------------------------------------------------------------------------------------
James D. Walker                   $   20,000 (4)          $  8,000 (10)       $      0              $  250,000             $ 278,000
====================================================================================================================================

(1) As described in the preceding paragraph, under their Consulting Agreements with the Company Messrs. Buckland and Walker were each granted incentive compensation in the form of the Company's residual sharing note payable, and the amounts eventually realized by Messrs. Buckland and Walker can not be determined at this time. Thus, no amount attributable to such incentive compensation can be provided at this time.

(2) These amounts do not include (a) expense reimbursements paid to the Non-Employee Directors during Fiscal 1997, (b) the value of stock options that were granted to the Non-Employee Directors in Fiscal 1997 and prior fiscal years that vested during Fiscal 1997, and (c) any amount that Messrs. Buckland and Walker could receive as incentive compensation for fiscal 1997.

(3) Mr. Patton elected to defer receipt of certain prior year's fees beyond the close of Fiscal 1996. Mr. Patton did not seek reelection as a director at the 1996 Annual Shareholders Meeting and his term ended on the date of that meeting, October 25, 1996. His second quarter retainer was reduced to $2,226 (the prorated amount based on the number of days that he served on the Board during the second quarter of Fiscal 1997).

(4) As Chairman of the Board, Mr. Walker's quarterly retainer is $5,000. At Mr. Walker's instructions, the Company paid (a) $5,000 of accrued Board fees otherwise payable to Mr. Walker to MCC World Aviation, a corporation owned 50% by Mr. Buckland and 50% by Mr. Walker ("MCC Aviation").

(5)   Consists of $1,000 per meeting for (a) four (4) regular Board meetings and
      (b) four (4) committee meetings.

(6)   Consists of $1,000 per meeting for (a) four (4) regular Board meetings and
      (b) four (4) committee meetings, and (c) two (2) special committee meetings.

(7)   Consists of $1,000 per meeting  for (a) four (4) regular  Board  meetings,
      (b) four (4) committee meetings, and two (2) special committee meetings. Mr. Jacobs elected to defer receipt of prior year's fees beyond the close of Fiscal 1996.

(8)   Consists of $1,000 per meeting for (a) one (1) regular  Board  meeting and
      (b) two (2) committee meetings. Mr. Patton elected to defer receipt of certain prior year's fees beyond the close of Fiscal 1996.

(9)   Consists of $1,000 per meeting for (a) three (3) regular  Board  meetings,
      (b) three (3) committee meetings, and one (1) special committee meeting. Mr. Sharpe elected to defer receipt of $2,000 of prior year's fees beyond the close of Fiscal 1996.

(10)  Consists of $1,000 per meeting for (a) four (4) regular Board meetings and
      (b) four (4) committee meetings.

            On June 1, 1996, the Company granted to each of the Non-Employee Directors (including Mr. Patton) an option under the Non-Employee Director Stock Option Plan of Capital Associates, Inc. (the "Non-Employee Director Plan"), to acquire 5,000 shares of Common Stock at an exercise price of $3.00 per share (the "1997 Director Options"). All of the 1997 Director Options (other than Mr. Patton's 1996 Director Options which terminated upon his term expiring) vested in full on May 31, 1997, and will expire in June, 2006. Mr. Lacey, a director and employee of the Company, is not eligible to participate in the Non-Employee Director Plan.

COMPENSATION AND OPERATIONS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

            From June through October 1996, the Compensation and Operations Committee consisted of Messrs. Edwards, Patton (who did not stand for reelection at the 1996 Annual Meeting) and Walker. In October 1966, Mr. Lacey replaced Mr. Patton on the Compensation and Operations Committee. Messrs. Edwards, Patton (until October 1996) and Walker are (were) directors of the Company. However, none of the three of them is, was or ever has been an officer or employee of the Company. Messrs. Edwards, Patton( until October 1996) and Walker also are (were) directors of CAII. Mr. Walker is a director, officer and 50% stockholder of MCC, which owns of record 2,575,869 shares of Common Stock and has the right to purchase from Messrs. Jack Durliat and Gary M. Jacobs (and holds proxies from Messrs. Durliat and Jacobs to vote) an additional 257,500 shares of Common Stock. See "Certain Transactions" below. Mr. Patton is a director of Media Vision and Prolog Corporation. Mr. Lacey is President and Chief Executive Officer and a director of the Company and its senior officer and director of the CAI Affiliates.

                               EXECUTIVE OFFICERS

            The following table sets forth (i) the names of the executive officers, (ii) their ages at the Record Date and (iii) the capacities in which they serve the Company:


 Name of Individual   Age           Capacities in Which Served
 ------------------   ---           --------------------------

 Dennis J. Lacey      44     President, Chief Executive Officer & Director
 Anthony M. DiPaolo   38     Senior  Vice  President - Chief Financial Officer &
                             Treasurer
 David L. Fabian      50     Senior Vice President - Corporate Services
 John F. Olmstead     53     Senior Vice President - Public Equity, Syndications
                             & Assistant Secretary
 Robert A. Golden     51     Vice President - Sales

            See "Election of Directors - Nominees" above for a description of Mr. Lacey's background and the positions held by Mr. Lacey with the Company.

            Mr. DiPaolo has been Senior Vice President - Chief Financial Officer and Treasurer of the Company since March 1997. Mr. DiPaolo joined the Company in July 1990 as an Assistant Treasurer and has held several positions in the treasury and credit administration departments until October, 1991. From October 1991 to January 1992 Mr. DiPaolo was Vice President - Controller of the Company. From January 1992 to November 1995 Mr. DiPaolo was Senior Vice President - Controller and Assistant Secretary of the Company. From November 1995 to March 1997, Mr. DiPaolo was Senior Vice President - Finance and Business Development for the Company. Prior to July 1990, he held the offices of Chief Financial Officer for the Mile High Kennel Club, Inc. and Vice President - Controller for VICORP Restaurants, Inc. and was an audit manager for Coopers & Lybrand. Mr. DiPaolo is a director and officer of all of the CAI Affiliates (other than CAII, CAI Leasing Canada, Ltd, Capital Equipment Corporation). Mr. DiPaolo is an officer, but not a director, of CAII and CAI Leasing Canada, Ltd., Capital Equipment Corporation and Whitewood Credit Corporation.

            Mr. Fabian has been Senior Vice President - Corporate Services of the Company since April 1991. Prior to joining the Company, he was Vice President of Human Resources for MAI Systems Corporation, Vice President of Human Resources for Contel Computer Systems and Vice President of Human Resources for TRW-Fujitsu. Before that, he held human resources positions for eleven years with Data General and Honeywell Information Systems. Mr. Fabian is an officer, but not a director, of CAII.

            Mr. Olmstead has been Vice President - Public Equity, Syndications and Assistant Secretary of the Company since September 1991. Mr. Olmstead joined the Company as a Vice President in December 1988. From 1969 through 1983, Mr. Olmstead was a co-owner Finalco, Inc., an independent leasing company, and served as a senior officer of Finalco Corporation. From 1983 through the present, Mr. Olmstead has served as Chairman of the Board of Neo-kam Industries, Inc., Matchless Metal Polish Company, Inc., and ACL, Inc. Mr. Olmstead is a director and officer of all of the CAI Affiliates (other than CAII and CAI Leasing Canada, Ltd). Mr. Olmstead is an officer, but not a director, of CAII and CAI Leasing Canada, Ltd.

            Mr. Golden has been Vice President - Sales of the Company since May 1996. Mr. Golden was Vice President - National Sales Manager from September 1994 to May 1996. Mr. Golden joined the Company in 1993 as a Branch Manager. Prior to joining the Company, he was an Executive Vice President with the U.S. Funds Group, President of BoCon Capital Group and Vice President with Ellco/GE Capital for fifteen years. Mr. Golden is an officer, but not a director, of CAII.

EXECUTIVE COMPENSATION

            COMPENSATION AND OPERATIONS COMMITTEE REPORT. The Compensation and Operations Committee is composed currently of Messrs. Edwards, Lacey and Walker. The Company's compensation programs are designed to (1) relate the level of compensation paid to individual executive officers and all executive officers as a group to the Company's success in meeting its annual and long-term performance goals and business plans, (2) reward individual, group and team achievement(s),
(3) attract and retain executives capable of leading the Company to meet its performance and business plan goals and (4) motivate executive officers to enhance long-term stockholder value.

            The Compensation and Operations Committee annually evaluates the total cash compensation (including base salary and incentive cash compensation) paid to, Common Stock ownership of and stock option ownership of the Company's executive officers, including its Chief Executive Officer, in light of corporate performance compared with the Company's business plan and the performance of other independent leasing companies. The Company has considered and will continue to consider the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for the named executive officers, unless compensation is performance based. Since the targeted cash compensation of each of the named executive officers is well below the $1 million threshold and any stock options granted under any existing employee stock option plan (and it is anticipated that any stock options granted under the 1996 Plan) will meet the requirement of being performance based, the Compensation and Operations Committee believes that this section will not reduce the tax deduction available to the Company. The Company's policy is to qualify to the maximum extent possible its executives' compensation for deductibility under applicable tax laws.

            The Company's Fiscal 1997 executive officer compensation program was composed entirely of base salary compensation and cash bonuses. The base salary compensation of each of the Company's executives was established with survey data of compensation paid by other independent leasing companies and was within the salary range for executives performing similar duties and having similar responsibilities at such other companies. The Compensation and Operations Committee also relied, in part, on other subjective considerations in setting executive officer compensation levels based on the Company's overall performance goals.

            In October 1996, the Compensation and Operations Committee approved the Capital Associates Cash Incentive Bonus Plan for the Fiscal Year Ending May 31, 1997 (the "1997 Cash Bonus Plan"). The maximum amount of the bonus pool for senior executive officers (including the Chief Executive Officer) was $319,000, which vested in increasing percentages as the Company achieved certain earnings targets. Each executive officer's share of the bonus pool amount was based, in part, on the Company achieving certain earnings targets and, in part, on the officer achieving the officers personal performance targets (which were identified in an attachment to the 1997 Cash Bonus Plan). In setting the earnings targets, the personal performance targets and the vesting percentages in the 1997 Cash Bonus Plan, the Compensation and Operations Committee sought to motivate management to increase operating earnings in a responsible manner and with a view to establishing a basis for sustained growth of the Company's stock price all in the context of (1) the Company's performance against its Fiscal 1997 business plan, (2) the percentage of earnings from ordinary operations as opposed to extraordinary or non-recurring transactions and (3) the performance of the Company's Common Stock during Fiscal 1997. Based on the foregoing, and in recognition of (a) the significant improvement in the Company's net income from operations (adjusted for one-time items and charges in Fiscal 1997) as compared to Fiscal 1996 and (b) stock performance, the Compensation and Operations Committee approved a bonus amount of $202,300 for all of the senior officers, $75,000 of which was awarded to Mr. Lacey. See "Summary Compensation Table" for a discussion of the bonuses awarded to the Named Executive Officers, as defined below.

            The Compensation and Operations Committee reviewed the Common Stock and stock option ownership of the Company's executives at the beginning of Fiscal 1997. Based on that review, the Compensation and Operations Committee determined that increases in the price of the Common Stock during Fiscal 1997, assuming the Company met its financial goals in Fiscal 1997, would be sufficient to reward the Company's executives, each of whom owns Common Stock and stock options as the result of compensation awards in prior fiscal years, for outstanding performance in Fiscal 1997, and, therefore, did not make any additional Common Stock awards or stock option grants to the executive officers during Fiscal 1997. The incentive Common Stock awards and stock option grants to executives in prior fiscal years were paid pursuant to incentive plans that provided for awards and grants to the executives only if the Company met certain key performance goals established at the time the plans were adopted. These goals included, among other things, earnings and other financial targets.

            Dennis J. Lacey is the Company's President and Chief Executive Officer. Mr. Lacey's compensation during Fiscal 1997 was governed by the terms of the Lacey Employment Agreement, which is described in detail in "Executive Officers - Executive Employment Agreements" below. The Compensation and
Operations Committee set Mr. Lacey's Fiscal 1997 compensation on both quantitative and qualitative factors directly linked to the Company's performance, achievement of short- and long-term objectives, the enhancement of stockholder value and, in the case of Mr. Lacey's Fiscal 1997 cash bonus, the factors set forth in the 1997 Cash Bonus Plan. During Fiscal 1997, Mr. Lacey's annual base salary was $250,000. Mr. Lacey's base salary in Fiscal 1997 was within the range of salaries paid to chief executive officers of other independent leasing companies. Mr. Lacey also received cash bonuses of $50,000 in Fiscal 1997 for services performed during Fiscal 1996 and $75,000 in Fiscal 1998 for services performed in Fiscal 1997. See "Executive Officers - Summary Compensation Table" below. The Compensation and Operations Committee believes that the amount of the cash bonus paid to Mr. Lacey for Fiscal 1997 was reasonable in relation to the financial performance of the Company during Fiscal 1997.

            The Compensation and Operations Committee believes the Company's executive officer compensation programs serve the Company's best interests by attracting and retaining qualified professionals and providing those persons incentives to attain financial and other goals which benefit the Company and its stockholders.

                                        Compensation and Operations Committee

                                        Dennis J. Lacey
                                        James D. Edwards
                                        James D. Walker

                                        September 5, 1997


EXECUTIVE EMPLOYMENT AGREEMENTS.

            THE LACEY EMPLOYMENT AGREEMENT. During Fiscal 1997, the terms of Mr. Lacey's compensation were governed by the Lacey Employment Agreement (as defined below).

            On October 2, 1995, the Company and Mr. Lacey executed that certain Second Amended and Restated Dennis J. Lacey Executive Employment Agreement (the "Lacey Employment Agreement") whereby, effective as of October 2, 1995: (1) the term was extended through September 30, 1997 (subject to the early termination provisions set forth in the Lacey Employment Agreement), (2) Mr. Lacey's base salary increased to $250,000, (3) Mr. Lacey's right to receive the unearned 450,000 Incentive Shares (on a pre-Reverse Stock Split basis) under the prior Lacey Employment Agreement was canceled, (4) Mr. Lacey was granted options under the Amended and Restated Stock Option Plan of Capital Associates, Inc. to acquire 75,000 shares of Common Stock at an exercise price of $1.6875 per share, all of which were fully vested and immediately exercisable on the date of grant, all of which expire in October 2005, and (5) the change of control provisions in the Lacey Employment Agreement were eliminated with respect to any change of control effected by MCC and/or its affiliates.

            Pursuant to the Lacey Employment Agreement, Mr. Lacey received an automobile allowance of $500 per month and was entitled to participate in all Company benefit plans. Mr. Lacey is also entitled to severance benefits upon the termination of his employment with the Company for any reason, including a change of control of the Company, unless his termination is voluntary or for cause. The severance benefits are equal to 100% of his base salary, will be paid in twelve (12) equal monthly installments and will be reduced by any salary Mr. Lacey receives from subsequent employment during such 12-month period. The Lacey Employment Agreement provides that the Company will pay Mr. Lacey his share of any bonuses declared by the Company's Compensation and Operations Committee, prorated based upon the aggregate dollar amounts of the bonus and Mr. Lacey's employment for the portion of the year prior to his termination date. The Company has also agreed to maintain Mr. Lacey's health insurance for the period during which Mr. Lacey receives severance payments.

            By Extension and Amendment of the Second Amended and Restated Dennis
J. Lacey Employment Agreement ("Third Amendment"), dated as of June 27, 1997, and having an Effective Date of October 1, 1997, a long term incentive bonus program was established (which is in addition to the annual cash bonuses declared by the Board's Compensation and Operations Committee, as described above), to be paid annually by the setting of incremental annual goals which can lead to the attainment of certain long term goals to be determined and set by the Executive Committee. The Third Amendment also provides an increase in the automobile allowance to $1,000 per month from $500 per month, extension of the Lacey Employment Agreement to September 30, 1999, additional annual stock option grants under the 1996 Plan which equal those granted to the non-employee Directors under the Non- Employee Director Stock Option Plan and an amendment to the "Change of Control" termination provision, providing upon termination an immediate payment to Mr. Lacey of 100% of Mr. Lacey's base salary for a two year period, provided Mr. Lacey agrees not to compete (as defined therein) against the Company during those two years.

            SUMMARY COMPENSATION TABLE. The following table provides certain summary information for Fiscal 1997, Fiscal 1996 and Fiscal 1995, concerning compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and each of the four other executive officers of the Company whose aggregate base salary and bonus for Fiscal 1997 exceeded $100,000 and one executive officer who resigned his offices in March 1997(collectively referred to herein as the "Named Executive Officers"):

====================================================================================================================================
                                                                                               Long-Term Incentive
                                                                                               Compensation ("LTIP")
                                                                                  ------------------------------------------
                                                                                          Awards
                             Fiscal             Annual Compensation               -----------------------
                              Year    -------------------------------------       Restricted
                             Ended                              Other Annual        Stock       Number of
  Name and Position           5/31    Salary(1)     Bonus (5)   Compensation        Awards       Options        LTIP Payouts
  -----------------          ------   ---------     ---------   ------------      ----------    ---------       ------------
------------------------------------------------------------------------------------------------------------------------------------
Dennis J. Lacey,             1997      $256,800     $75,000      $ 11,160(6)        -0-               -0-         $76,922(14)
President,   Chief           1996      $252,362     $50,000      $  9,193(7)        -0-(13)       75,000(13)           -0-
Executive Officer &          1995      $228,584     $33,000      $  9,990(8)        -0-               -0-              -0-
Director
------------------------------------------------------------------------------------------------------------------------------------
John E. Christensen, (2)     1997      $151,031          -0-     $  1,027(9)        -0-               -0-         $83,766(15)
Senior Vice President -      1996      $164,300     $10,000            -0-          -0-               -0-              -0-
Chief Financial Officer      1995      $164,300     $ 8,000            -0-          -0-               -0-              -0-
& Treasurer
------------------------------------------------------------------------------------------------------------------------------------
Anthony M. DiPaolo, (2)      1997      $110,722     $20,000            -0-          -0-               -0-         $45,335(16)
Senior Vice President -      1996      $ 99,097     $13,000            -0-          -0-               -0-              -0-
Chief Financial Officer      1995      $ 93,533     $ 8,500            -0-          -0-               -0-              -0-
& Treasurer
------------------------------------------------------------------------------------------------------------------------------------
David L. Fabian              1997      $125,450     $ 4,050            -0-          -0-               -0-         $73,828(17)
Senior Vice                  1996      $125,450     $ 2,500            -0-          -0-               -0-              -0-
President-                   1995      $125,450     $ 2,600            -0-          -0-               -0-              -0-
Corporate Service
------------------------------------------------------------------------------------------------------------------------------------
John F. Olmstead,            1997      $168,783     $40,000            -0-          -0-               -0-         $81,527(18)
Senior Vice President -      1996      $164,300     $30,000            -0-          -0-               -0-              -0-
Public Equity,               1995      $164,300     $ 6,500            -0-          -0-               -0-              -0-
Syndications & Assistant
Secretary
------------------------------------------------------------------------------------------------------------------------------------
Robert A. Golden,            1997      $178,320          -0-     $ 13,316(10)       -0-               -0-         $18,000(19)
Vice President - Sales       1996      $165,362(3)       -0-     $  6,000(11)       -0-               -0-              -0-
                             1995      $130,093(4)       -0-     $  5,000(12)       -0-               -0-              -0-
====================================================================================================================================


(1) Includes and the accrual of a $6,800 in Fiscal 1997, $6,800 in Fiscal 1996 and $6,800 in Fiscal 1995 for premium paid on behalf of each Named Executive Officer, except Mr. Golden, for a universal life insurance policy pursuant to an insurance benefit plan (the "Insurance Plan"). The amount of the annual premium allowance under the Insurance Plan is determined by a formula based on the value of certain benefits relinquished by the Named Executive Officers (except Mr. Golden) under the Company's 401(k) plan, from which such officers voluntarily withdrew during the fiscal year ended May 31, 1991 in order to prevent the Company's 401(k) plan from being "top heavy" under applicable Treasury regulations.

(2) In March 1997, Mr. Christensen resigned from his offices with the Company and Mr. DiPaolo was elected to the offices of Senior Vice President - Chief Financial Officer and Treasurer..

(3)   Includes  $29,799 of relocation  expenses  that were  reimbursed in Fiscal
      1996.

(4)   Consists of $100,116 in base compensation and $29,977 in commissions.

(5)   All bonuses were paid in the following Fiscal Year.

(6) Includes a $6,000 automobile allowance, $3,560 of premiums paid for term life and disability insurance and $1,600 for President's Club trip to Hawaii.

(7 Includes a $6,000 automobile allowance and $3,193 of premiums paid for term life and disability insurance.

(8) Includes a $6,000 automobile allowance and $3,990 of premiums paid for term life and disability insurance.

(9)   Automobile allowance.

(10)  Includes a $6,000 automobile allowance and $7,316 in relocation expenses.

(11)  Automobile allowance.

(12)  Automobile allowance.

(13) Through October 1, 1995, Mr. Lacey was entitled to earn up to 500,000 Incentive Shares (on a pre-Reverse Stock Split basis) under the Lacey Employment Agreement, subject to certain earnout arrangements tied to incremental increases in the trading price of the Common Stock. As of October 2, 1995, the Incentive Share program was terminated, canceling Mr. Lacey's right to receive 450,000 unearned Incentive Shares (on a pre-Reverse Stock Split basis) and Mr. Lacey received an option to acquire 75,000 shares of Common Stock (which option was fully vested on the date of grant) at an exercise price of $1.6875 per share. See the discussion of the Lacey Employment Agreement in "Executive Officers - Executive Employment Agreements" above.

(14) In Fiscal 1997, Mr. Lacey received $76,922 of proceeds (net of the option exercise prices) from the sale of options to acquire 78,750 shares of Common Stock to the Company pursuant to the Stock Option Repurchase Program.

(15) In Fiscal 1997, Mr. Christensen received $83,766 of proceeds (net of the option exercise prices) from the sale of options to acquire 50,625 shares of Common Stock to the Company pursuant to the Stock Option Repurchase Program.

(16) In Fiscal 1997, Mr. DiPaolo received $45,335 of proceeds (net of the option exercise prices) from the sale of options to acquire 40,000 shares of Common Stock to the Company pursuant to the Stock Option Repurchase Program.

(17) In Fiscal 1997, Mr. Fabian received $73,828 of proceeds (net of the option exercise prices) from the sale of options to acquire 46,875 shares of Common Stock to the Company pursuant to the Stock Option Repurchase Program.

(18) In Fiscal 1997, Mr. Olmstead received $81,527 of proceeds (net of the option exercise prices) from the sale of options to acquire 56,250 shares of Common Stock to the Company pursuant to the Stock Option Repurchase Program.

(19) In Fiscal 1997, Mr. Golden received $18,000 of proceeds (net of the option exercise prices) from the sale of options to acquire 15,000 shares of Common Stock to the Company pursuant to the Stock Option Repurchase Program.

            STOCK OPTION GRANTS. The Company granted no stock options to the Named Executive Officers during Fiscal 1997.

            OPTION EXERCISES AND HOLDINGS. The following table provides information with respect to the Named Executive Officers concerning the exercise of stock options during Fiscal 1997 and unexercised stock options held as of the end of Fiscal 1997 (after giving effect to sales of stock options to the Company pursuant to the Stock Option Repurchase Program discussed below):


====================================================================================================================================
                                                                                                         Value of Unexercised
                                                             Number of Unexercised Options               In-the-money Options
                          Number of                                  at Year End                            at Year End (2)
                       Shares Acquired    Value Realized     -----------------------------       --------------------------------
      Name             On Exercise (1)    on Exercise (1)    Exercisable     Unexercisable       Exercisable        Unexercisable
      ----             ---------------    ---------------    -----------     -------------       -----------        -------------

Dennis J. Lacey              -0-                -0-             26,250             -0-            $47,578                 -0-
------------------------------------------------------------------------------------------------------------------------------------
John E. Christensen (3)      -0-                -0-             16,875             -0-            $40,078                 -0-
------------------------------------------------------------------------------------------------------------------------------------
Anthony M. DiPaolo           -0-                -0-             10,000             -0-            $28,200                 -0-
------------------------------------------------------------------------------------------------------------------------------------
David L. Fabian              -0-                -0-             15,625             -0-            $33,203                 -0-
------------------------------------------------------------------------------------------------------------------------------------
John F. Olmstead             -0-                -0-             18,750             -0-            $44,531                 -0-
------------------------------------------------------------------------------------------------------------------------------------
Robert A. Golden             -0-                -0-             13,750             -0-            $27,188                 -0-
====================================================================================================================================


(1) See "Stock Option Repurchase Program" below and "Executive Officers - Summary Compensation Table" above for information concerning sales of stock options by Named Executive Officers to the Company during Fiscal 1997.

(2) The value of unexercised in-the-money options at the end of Fiscal 1997 is based on the closing price of the Common Stock as reported on the NASDAQ/NMS at May 31, 1997 ($3.50 per share), less the exercise price per share of the options.

(3)   In March 1997, Mr. Christensen resigned from his offices with the Company.

            STOCK OPTION REPURCHASE PROGRAM. Effective as of May 31, 1996, the Company adopted and implemented its Stock Option Repurchase Program, pursuant to which it repurchased 401,367 stock options granted under its employee stock option plan from 33 employees at a price of $2.45 per option share less the exercise price of the repurchased stock options (a total repurchase price, net of option exercise amounts, of $557,240). See "Executive Compensation - Summary Compensation Table" to determine the Named Executive Officers who participated in this program.

            LONG-TERM INCENTIVE PLANS. The Company awarded no shares or other compensation under long-term incentive plans to the Named Executive Officers during Fiscal 1997. See "Summary Compensation Table" above for a discussion of long-term incentive plan awards in years prior to Fiscal 1997. See also "Stock Option Repurchase Program" below for information concerning sales of stock options by Named Executive Officers to the Company during Fiscal 1997.

             (THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK)

            PERFORMANCE GRAPH. The following graph is a comparison of cumulative total return on investment among the Company, the NASDAQ Composite Index (the "NASDAQ Index") and a peer group index consisting of certain independent leasing companies (the "Peer Group Index"):











                        [PERFORMANCE GRAPH APPEARS HERE)















================================================================================
                   1992      1993        1994      1995       1996         1997
================================================================================
   NASDAQ         $ 100      $ 120       $ 127     $ 151      $ 219        $ 247
--------------------------------------------------------------------------------
SELECT PEER       $ 100      $ 109       $ 150     $ 202      $ 273        $ 370
--------------------------------------------------------------------------------
    CAI           $ 100      $ 200       $ 156     $ 128      $ 267        $ 311
================================================================================

* Assumes $100 Investment on January 1, 1992 and reinvestment of dividends into additional shares of same class.
* Select Peer Group is comprise of the following independent leasing companies:*

           Amplicon
           Comdisco, Inc.
           Sunrise Leasing

* LDI Corp. and Industrial Funding Group, which were included in Fiscal 1996 Select Peer Group, are not included in the Fiscal 1997 Select Peer Group. LDI was acquired by NationsBank during Fiscal 1997 and information is not available for Industrial Funding Group.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

            Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires the Company's directors, officers and persons who own more than ten percent of a registered class of the Company's equity securities ("10% Holders") to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, officers and 10% Holders are required by SEC regulations to furnish the Company with copies of all of the Section 16(a) reports they file.

            To the Company's knowledge, during Fiscal 1997, all Section 16(a) filing requirements applicable to its directors, officers and 10% Holders were complied with, except that Philip J. Teigen failed to timely file his Form 3 within ten days of his election as an officer of the Company.

                              CERTAIN TRANSACTIONS

            In November 1995, MCC acquired voting control of the Company through a private stock purchase transaction and the delivery to MCC of proxies for shares of Common Stock subject to purchase in the future pursuant to agreements (the "Stock Purchase Agreements") executed by and among MCC, Messrs. Jack Durliat and Gary M. Jacobs, who, at that time, were two of the Company's largest stockholders. Pursuant to these Stock Purchase Agreements, MCC acquired 65,120 shares of Common Stock for a purchase price of $3.30 per share, or an aggregate amount of $214,896. In addition, MCC acquired (1) the right to purchase an additional 1,245,000 shares of Common Stock in the future for an aggregate purchase price of approximately $4.5 million and (2) proxies from Messrs. Durliat and Jacobs to vote such shares, pending their purchase. In January 1996 and 1997, MCC completed the purchase of 550,000 and 437,500, respectively, of Common Stock for a purchase price of $3.30 and $3.70 per share, respectively, or an aggregate amount of $3,433,750.

            CAII purchases substantially all of its office supplies from CEI. Mr. Jacobs is an executive officer of CEI. CAII does not presently have, and does not anticipate that it will enter into in the future, a written purchase/supply contract with CEI. CAII paid CEI approximately $40,972 in Fiscal 1997 for office supplies.

            The Company believes that the transactions described above and under the subheading "Election of Directors - Compensation and Operations Committee Interlocks and Insider Participation" were on terms no less favorable to the Company than could have been obtained in arm's length transactions. All transactions or loans between the Company and its directors, officers, principal stockholders and their affiliates occurring after June 1, 1994 have been, and similar future transactions or loans will be, approved in advance by disinterested directors and have been or will be on terms believed by the Company to be no less favorable to the Company than those which could be obtained in arm's length transactions.

                             PRINCIPAL STOCKHOLDERS

            The following table sets forth, as of the Record Date, the number of shares and percentage of the outstanding Common Stock beneficially owned by each person known by the Company to own more than 5% of the outstanding Common Stock ("Major Stockholders"):

                                                Beneficial Ownership(3)
                                          ------------------------------------
                                          Number of Shares             Percent
                                          ----------------             -------

James D. Walker (1)                          1,443,352                  28.79%
7175 West Jefferson Avenue, Suite 4000
Lakewood, Colorado 80235

William H. Buckland (1)                      1,440,052                  28.73%
8180 Greensboro Drive, Suite 1000
McLean, Virginia 22102

Gary M. Jacobs (2)                             372,162                   7.42%
2995 Baseline Road
Boulder, Colorado  80303

(1) MCC, 8180 Greensboro Drive, Suite 1000, McLean, Virginia 22102 is the record owner of 2,575,869 shares of Common Stock, which represents 51.38% of the outstanding Common Stock. Messrs. Walker and Buckland, who are otherwise unrelated to each other, each own 50% of the issued and outstanding stock of MCC. Mr. Walker owns 26,667 vested stock options. Mr. Buckland owns 23,367 vested stock options. These amounts do not include 10,000 unvested stock options owned by each of Mr. Walker and Mr.
      Buckland. These amounts include 135,007 shares and 122,493 shares of Common Stock for which MCC holds proxies from Mr. Durliat and Mr. Jacobs, respectively. See "Certain Transactions" above.

(2) Includes (a) 20,971 shares of Common Stock that Mr. Jacobs is entitled to acquire upon the exercise of vested stock options, (b) 3,000 shares held in the name of Mr. Jacobs' minor children for which he disclaims beneficial ownership and (c) another 348,191 shares held of record. See "Certain Transactions" above. This does not include 5,000 unvested stock options owned by Mr. Jacobs and 122,493 shares held of record by Mr. Jacobs that are subject to proxies granted to MCC and for which Mr. Jacobs disclaims beneficial ownership.

(3) A person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty (60) days from the Record Date upon the exercise of options. The record ownership of each beneficial owner is determined by assuming that stock options that are held by such person and that are exercisable within sixty (60) days from the Record Date have been exercised. The total outstanding shares used to calculate each beneficial owner's percentage includes such stock options.

            The following table sets forth, as of the Record Date, the number of shares and percentage of the outstanding Common Stock beneficially owned by directors who are not Major Stockholders, the executive officers and the directors and executive officers as a group:


                                                   Management Ownership (9)
                                        ----------------------------------------
       Holder                           Number of Shares                Percent
------------------------                ----------------                --------

John E. Christensen (1)                       57,876                      1.15%

Anthony M. DiPaolo (2)                        26,000                       .52%

James D. Edwards (3)                          95,250                      1.90%

David L. Fabian (4)                           15,625                       .31%

Robert A. Golden (5)                          13,750                       .27%

Dennis J. Lacey (6)                          133,750                      2.67%

John F. Olmstead (7)                          47,250                       .94%

William B. Patton, Jr. (8)                   149,000                      2.97%

Robert A. Sharpe II (9)                       7,959                       .16%

Directors and Executive Officers             546,460                     10.90%
(other than Major Stockholders) as
a Group (10 persons)

(1) Includes 16,875 shares of Common Stock that Mr. Christensen is entitled to acquire upon the exercise of vested stock options. In March 1997, Mr. Christensen resigned from his offices with the Company.

(2) Includes 10,000 shares of Common Stock that Mr. DiPaolo is entitled to acquire upon the exercise of vested stock options.

(3) Includes 81,250 shares of Common Stock that Mr. Edwards is entitled to acquire upon the exercise of vested stock options. This does not include 5,000 unvested stock options owned by Mr. Edwards.

(4) Includes 15,625 shares that Mr. Fabian is entitled to acquire upon the exercise of vested stock options.

(5) Includes 13,750 shares of Common Stock that Mr. Golden is entitled to acquire upon the exercise of vested stock options.

(6) Includes 26,250 shares of Common Stock that Mr. Lacey is entitled to acquire upon the exercise of vested stock options.

(7) Includes 13,750 shares of Common Stock that Mr. Olmstead is entitled to acquire upon the exercise of vested stock options.

(8) Includes 144,000 shares of Common Stock that Mr. Patton is entitled to acquire upon the exercise of vested stock options.

(9) Includes 7,959 shares of Common Stock that Mr. Sharpe is entitled to acquire upon the exercise of vested stock options. This does not include 5,000 unvested stock options owned by Mr. Sharpe.

(10) A person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty (60) days from the Record Date upon the exercise of options. The record ownership of each beneficial owner is determined by assuming that options that are held by such person and that are exercisable within sixty (60) days from the Record Date have been exercised. The total outstanding shares used to calculate each beneficial owner's percentage includes such options.

              APPROVAL AND ADOPTION OF THE CAPITAL ASSOCIATES, INC.
                             SHAREHOLDER RIGHTS PLAN

            On September 5 , 1997, the Board adopted a Shareholder Rights Plan, subject to the ratification and adoption by the Shareholders. Accordingly, the proposal for the Shareholders to ratify and adopt the Shareholder Rights Plan is the second item to be considered for a vote at this Annual Meeting of Shareholders.

PURPOSES.

            The Shareholder Rights Plan ("Rights Plan") is intended to strengthen the position of the Board of Directors if it becomes necessary to negotiate an acquisition of the Company. The Rights Plan is also designed to discourage offers to acquire the Company or to obtain substantial equity positions in the Company that, in the judgment of the Board of Directors, are coercive or do not reflect the fair value of the Company. The Rights Plan permits the Company's stockholders to acquire rights in the shares of the acquiring company's stock at half value if the acquiring company purchases all of the Company's $.008 par value common stock ("Common Stock") by merger or a similar transaction. To prevent partial acquisitions, the Rights Plan permits the holders of rights to purchase shares of the Company's Common Stock at half price if the acquiring company purchases more than twenty percent (20%) of the Company's Common Stock. The rights are redeemable for a nominal price and will not interfere with an acquisition approved by the Company's Board of Directors, nor will the rights plan preclude a proxy fight for control of the Company. The effect of these provisions typically is to bring the acquiring company to the bargaining table with the Company's Board of Directors.

            The Rights Plan is designed not to interfere with the day-to-day operations of the Company. Prior to the Rights Plan being activated by an acquisition of a large block of the Company's Common Stock, the Rights Plan has no effect on the Company's balance sheet or income statement and the Rights Plan has no tax effect on the Company or its shareholders. The Company can split its Common Stock, issue stock dividends and combine its Common Stock without interference from the Rights Plan. While the Rights Plan will require special care in such transactions, it will not hinder public offerings of Common Stock or SEC clearance of pooling of interests transactions.

            Rights plans, such as this proposed Rights Plan, are now well established in case law and statutory law. Starting with the Delaware Supreme Court's 1985 decision in the HOUSEHOLD case, upholding one of the first rights plans to be adopted, the Delaware courts and courts in other jurisdictions have widely recognized the legality and legitimate uses of a variety of rights plans.

            The HOUSEHOLD case and subsequent case law establish that adoption of a rights plan does not change the fiduciary standards to be followed by a board of directors in responding to a takeover bid. In the event of a specific takeover bid, the rights plan and its operation will have to be assessed in light of the response that the board of directors decides is appropriate based on the advice at that time of the Company's financial advisors and legal counsel. Much of the case law since HOUSEHOLD has focused on how a board uses the rights plan in the face of a takeover bid, particularly on the decision whether to redeem the rights in response to a particular takeover bid.

            As can be seen from the discussion in this statement regarding "Principal Stockholders," MCC owns 2,575,869 shares of Common Stock and holds proxies to vote an additional 257,500 shares of Common Stock, which constitutes a control of 56.52% of the outstanding shares of Common Stock. While these circumstances exist, the Company is not now and will not be subject to any kind of hostile takeover, and the Board of Directors certainly has sufficient strength to negotiate any offer. Nevertheless, the Board of Directors is of the belief that the Rights Plan should be adopted now, when no such issue is pending, so that in the event MCC's control should ever be reduced below 50% of the outstanding Common Stock, this protective mechanism will be in place for the benefit of the Company and its shareholders.

IMPLEMENTATION.

            The Rights Plan calls for declaration of a dividend of one nonvoting right ("Right") for each share of issued and outstanding Common Stock. Each
Right will permit the holder to purchase 1/100th of a share of a series of Junior Participating Preferred Stock of the Company (the "Preferred Stock"). Each 1/100th of a share of Preferred Stock is generally the equivalent of one share of Common Stock. The purchase price for each 1/100th of a share of Preferred Stock (the "Purchase Price") of $40.00 (1) is many times the current price of a share of the Company's Common Stock, and will be subject to certain adjustments during the term of the Rights Plan.

EXERCISE AND TRANSFER.

            Initially,  the  Rights are  neither  exercisable  nor  transferable separate from the related Common Stock certificates. The Rights become exercisable and separately transferable on the earlier of two events: (i) the tenth business day after the commencement of a tender or exchange offer (other than a tender or exchange offer for all the Company's outstanding stock that a majority of the directors of the Company, unrelated to the acquiring company, concludes is fair to the Company's stockholders and in the best interests of the Company and its stockholders (a "Qualifying Offer")) that if consummated would result in any person beneficially owning twenty percent (20%) or more of the Company's outstanding Common Stock or (ii) the tenth calendar day after the first public disclosure that a person or group (subject to certain exceptions) has acquired beneficial ownership of twenty percent (20%) or more of the Company's outstanding Common Stock. This date is referred to as the "Distribution Date."

            If the Distribution Date occurs because of a tender or exchange offer as described in (i) above, a holder of a Right will be entitled to purchase, for the Purchase Price, 1/100th of a share of Preferred Stock, subject to certain adjustments. Because of the relatively high Purchase Price for the Preferred Stock, however, holders of Rights would be unlikely to exercise their purchase rights before a "flip-in" or "flip-over" (described below) occurs. A Distribution Date occurring due to an actual acquisition of twenty percent (20%) or more of the Company's stock as described in (ii) above would occur only in conjunction with a flip-in.

------------------------

      1 The price represents the expected value of the Company's Common Stock at the end of the term of the Rights Plan, as estimated by the Board of Directors.

FLIP-IN PROVISION.

            The so-called "flip-in" provision would be triggered if any person or group (other than the existing stockholder's of the Company) becomes the beneficial owner of twenty percent (20%) or more of the outstanding Common Stock. In that event, each holder of a Right is entitled to purchase, for the Purchase Price, a number of shares of Common Stock that at the time of the flip-in have a market value of twice the Purchase Price (2). If there is a flip-in, Rights that are or were beneficially owned by the twenty percent (20%) or more stockholder may not be exercised.

FLIP OVER PROVISION.

            If the Company's Common Stock or assets are acquired in a merger or other business combination (other than a merger that follows a Qualifying Offer and satisfies certain other requirements) after which the Company has a twenty percent (20%) or more stockholder, the Rights will "flip-over," even if the acquiring company is unrelated to the twenty percent (20%) or more stockholder. In that event, each holder of a Right would be entitled to purchase, for the Purchase Price, a number of shares of common stock of the acquiring corporation (or its parent corporation if the acquiring corporation has no registered shares) that would have a market value at the time of the transaction of twice the Purchase Price (3).

REDEMPTION AND AMENDMENT.

            The Rights Plan also provides a "window period" to give the Board of Directors flexibility in responding to proposed acquisitions. The Rights Plan authorizes the Board of Directors to redeem the Rights any time before the earlier of (i) the tenth calendar day after the first public announcement that the Company has a twenty percent (20%) or more stockholder, or (ii) ten years after the rights plan takes effect (the "Expiration Date") (4). Even within this period, redemption requires approval by a majority of the Continuing Directors
(5) if the Company has a twenty percent (20%)or more stockholder (excluding its existing twenty percent (20%) or more stockholders or if a majority of the Board of Directors is changed after a person in a proxy fight states (or the Board of Directors believes) that he intends to become a twenty percent (20%) or more stockholder or otherwise cause a flip-in or flip-over event. The Board of Director's redemption power is important because it gives the Board of Directors flexibility to authorize a negotiated business combination with a twenty percent (20%) or more stockholder or third party. The Rights cannot be exercised while they are still redeemable.


----------------------

      2 Assuming a Purchase Price of $100 and a market price of the Common Stock of $50 per share at the time of the "flip-in," each Right would entitle its holder to purchase, for $100, four shares of Common Stock (having a market value of $200).

      3 The acquiring entity would also be required to register shares issuable upon exercise of a Right. It is therefore likely that a market would exist for those shares.

      4 Redemption of the Rights would require payment to Rights holders of a redemption price of $.01 per Right (the "Redemption Price").

      5 The term "Continuing Directors" is defined as directors who (i) are not a 20% or more stockholder or affiliated with a 20% or more stockholder and (ii) were directors prior to the time a 20% or more stockholder became such or were elected or recommended by a majority of the then Continuing Directors.

            The  Board of  Directors  may also  amend  the  Rights  Plan in some circumstances. No amendment of the Rights Plan may alter certain fundamental provisions of the Rights (e.g., the Redemption Price, Purchase Price, Expiration Date and the number of Shares of Preferred Stock purchasable upon exercise of the Rights). The Board of Directors may amend any other part of the Rights Plan before the Distribution Date (after which date the Rights become exercisable). For example, the Rights Plan permits the Board of Directors to amend the plan before the Distribution Date to postpone the Distribution Date (and thus extend the time permitted for amendment) or any redemption period. This would allow additional time to evaluate available options before the Rights become non-redeemable. After the Distribution Date, the power to amend is more limited, and may be used only for clerical matters, to extend periods, or to make other changes that do not harm holders of the Rights. The redemption period can be extended only if the Rights are redeemable at the time of the extension (i.e., for the 10 calendar days after the twenty percent (20%) threshold is crossed unless the redemption period previously has been extended). Any amendment made after the Company has a twenty percent (20%) stockholder requires approval by a majority of the Continuing Directors.

OTHER CONSIDERATIONS.

            The Rights Plan provided that, MCC and any person (individual, corporation, limited liability company, partnership and the like) who purchase the Company's Common Stock from MCC, are not included in the definition "Acquiring Person" and thus the Rights Plan will not apply to any of them.

            Issuance of the Rights will not dilute earnings per share, nor is the distribution taxable to the Company or its stockholders. If the Rights become exercisable or if the flip-in or flip-over provisions are triggered, stockholders may recognize ordinary income equal to the value of the Rights at that time. If the Rights are redeemed, stockholders will have ordinary income equal to the redemption price, $.01 per share.

            Various studies have indicated that shareholder rights plans have not stopped legitimate offers that were fair to stockholders. These studies also indicate that companies having shareholder rights plans appear to have received higher premiums over their stock prices as of a specified time prior to the takeover than have companies not having shareholder rights plans. Institutional investors, however, typically have resisted shareholder rights plans, and have occasionally asked directors to rescind them.

            Nevertheless, it is important to remember that the proposed Rights Plan will not prevent hostile takeovers, it is simply intended to give the Board of Directors of the Company control over the process so that it may fulfill its fiduciary duty in obtaining the best price possible for stockholders, or retaining the Company's independence if that is considered to be in the stockholders' best interest.

            In an effort to share the decision as to whether or not the Company should adopt the Shareholder Rights Plan, MCC will vote the shares of Common Stock it controls on a pro rata basis, based on the vote of the other shareholders "for," "against" and "abstain."


               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

            The Board has appointed KPMG Peat Marwick LLP, certified public accountants, as auditors to examine the financial statements of the Company for Fiscal 1998 and to perform other appropriate accounting services and is requesting ratification of such appointment by the stockholders. KPMG Peat Marwick LLP has served as the Company's auditors since May 3, 1993.

            In the event that the stockholders do not ratify the appointment of KPMG Peat Marwick LLP, the adverse vote will be considered as a direction to the Board to select other auditors for the next fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of the current fiscal year, it is contemplated that the appointment for Fiscal 1998 will be permitted to stand unless the Board finds other reasons for making a change.

            It is understood that even if the selection of KPMG Peat Marwick LLP is ratified, the Board, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its stockholders.

            A representative of KPMG Peat Marwick LLP is expected to attend the Annual Meeting and will have an opportunity to make a statement if he desires to do so and to respond to appropriate questions.


                              STOCKHOLDER PROPOSALS

            Stockholders may submit proposals on matters appropriate for stockholder action at the Company's annual meetings consistent with regulations adopted by the Securities and Exchange Commission. For such proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 1998 annual meeting, they must be received by the Company not later than May 29, 1998. Such proposals should be addressed to the Company at 7175 West Jefferson Avenue, Suite 4000, Lakewood, Colorado 80235, Attn: Corporate Secretary.

                                  OTHER MATTERS

            Management does not intend to present, and has no information as of the date of preparation of this Proxy Statement that others will present, any business at the Annual Meeting other than business pertaining to matters required to be set forth in the Notice of Annual Meeting of Stockholders and
Proxy Statement. However, if other matters requiring the vote of the stockholders properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the proxies held by them in accordance with their best judgment on such matters.

                                  FORM OF PROXY

                            CAPITAL ASSOCIATES, INC.
                           7175 WEST JEFFERSON AVENUE
                            LAKEWOOD, COLORADO 80235

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                                OCTOBER 24, 1997

            The  undersigned  hereby appoints each of James D. Walker and Philip
J. Teigen as proxies and attorneys-in-fact for the undersigned with full power of substitution to vote on behalf of the undersigned at the Company's 1997
Annual Meeting of Stockholders of Capital Associates, Inc. ("Company") to be held on October 24, 1997, starting at 8:30 a.m. (local time), in the Hampden Room of the Holiday Inn, 7390 West Hampden, Lakewood, Colorado 80235 and at any adjournment(s) or postponement(s) thereof, all shares of the Common Stock $.008 par value, of the Company standing in the name of the undersigned or which the undersigned may be entitled to vote as follows:

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEMS 1, 2 AND 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. The undersigned hereby revokes any proxy or proxies heretofore given by the undersigned.

    It is understood that this proxy confers discretionary authority in respect to matters not known or determined at the time of the mailing of the Notice of Annual Meeting of Stockholders to the undersigned. The proxies and attorneys intend to vote the share represented by this proxy on such matters, if any, as determined by the Board of Directors.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

1.  ELECTION OF DIRECTORS.....FOR all nominees____      WITHHOLD AUTHORITY______
             (except as indicated to the contrary)      to vote for all nominees

Nominees:   William   H.  Buckland,    James  D.  Edwards,    Gary   M.  Jacobs,
            Dennis J. Lacey, Robert A. Sharpe, II and James D. Walker

To  withhold  authority  to  vote  for  any  individual   nominee,   write  that
individual's name in the space provided below.

--------------------------------------------------------------------------------

2.  Ratification and Approval of the Rights Agreement of the Company:

       FOR____                 AGAINST____                         ABSTAIN____

3. Ratification of KPMG Peat Marwick LLP as auditors for the Company for the 1998 fiscal year:

       FOR____                 AGAINST____                         ABSTAIN____

    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement and Annual Report to Shareholders furnished herewith.

Please sign exactly as name appears at left:

Dated:______________________________       _____________________________________
                                           Signature

                                           _____________________________________
                                           Signature (if held jointly)

    When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in the corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.